Exhibit 10.9

[MAM Software Letterhead]

October 19, 2015

Mr. Charles F. Trapp

7 Nortwick Ct.

Somerset, NJ 08873

Re:	Employment Agreement - July 1, 2010

Dear Mr. Trapp:

Reference is made to that certain Employment Agreement between MAM Software Group, Inc. and Charles Trapp, dated as of July 1, 2010 (the “Agreement”). All capitalized terms not defined in this letter agreement (the “Letter Agreement”) shall have the meanings ascribed to them in the Agreement.

The Executive and the Company hereby agree to the following:

The Executive’s last day of employment shall be October 23, 2015 (the “Employment Termination Date”).

Section 7.11 of the Agreement provides that the “…Agreement may be amended only by a writing signed by all of the Parties hereto.”

Notwithstanding any other provision of the Agreement, the Parties wish to amend the meaning of the term “Severance Amount” in Section 4.6(b) (i) as a “payment to the Executive of US$272,523.00 in twelve (12) equal installments, with such installments to begin on the pay period immediately following the Executive’s last full pay period as a full time employee of the Company.” Payment of this Severance Amount is expressly conditioned on Executive’s making himself reasonably available to consult with the Company during the 12 months’ transition period subsequent to the termination of his employment and fulfilling all obligations as part of his Agreement, including, among other things, confidentiality provisions. The Executive will receive the Severance Amount as a non-employee consultant and will be responsible for payment of his own taxes in respect of all amounts received. In the event that the Executive dies prior to the complete payment of the Severance Amount, the Company shall continue the monthly payments to the Executive’s spouse until the balance of the twelve installments have been paid.

In addition to the Severance Amount, the Executive shall retain that certain grant of restricted stock awarded on April 27, 2012[1] (the “2012 Award”), for one (1) year from the Executive’s Employment Termination Date. The Executive acknowledges that he has vested and received the first two tranches of the 2012 Award. In the event that one or both of the remaining two tranches vest according to their terms, Executive shall receive the vested amounts in the same manner in which he received the previous two vested tranches. For the avoidance of doubt the vesting rights applicable for the Executive’s 2012 Award shall apply for any vesting during the 12 months’ transition period subsequent to the termination of his employment. Furthermore, in the event that the Executive dies during the 12-month period subsequent to his Employment Termination Date, any vested amounts during such 12-month period shall vest and shall be delivered to his named beneficiary.

1 The material terms of the grant are disclosed on that certain Current Report on Form 8-K at http://www.sec.gov/Archives/edgar/data/832488/000114420412025387/v311549_8k.htm.

During the period commencing on the Employment Termination Date and ending on the one (1)-year anniversary of such Employment Termination Date (the “Consultant Termination Date”), the Company will pay for the Executive’s COBRA Continuation Health Coverage. During the period commencing on the Employment Termination Date and ending on the Consultant Termination Date, the Company will also pay any unused vacation of the Executive, as described in Section 3.5(d) of the Agreement in a lump sum on January 4, 2016. For the avoidance of doubt, the Executive and Company have agreed that such unused vacation that shall be paid to Executive is $42,230.63. In the event that the Executive dies prior to the distribution of such lump sum on January 4, 2016, the Company shall distribute such lump sum to Executive’s spouse.

All other provisions of the Agreement and the terms of any bonus plan and confidentiality provisions remain in full force throughout the later of the term covered by the Agreement or this Letter Agreement.

Please acknowledge where provided below:

Very truly yours,

MAM Software Group, Inc.

By:	/s/ Michael Jamieson

Its:	Chief Executive Officer

Understood, acknowledged, and agreed:

/s/ Charles F. Trapp
Charles F. Trapp